EMPLOYMENT AGREEMENT

       THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of this 29th day of October, 2004, is entered into by Casual Male Retail Group, Inc., a Delaware corporation with its principal place of business at 555 Turnpike Street, Canton, Massachusetts (the "Company"), and Robert L. Sockolov, residing at 611 Washington Street, #2602, San Francisco, California 94111 (the "Employee").

       The Company desires to employ the Employee, and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

       1.	Term of Employment.  The Company hereby agrees to employ the
Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on October 29, 2004 (the "Commencement Date") and ending on January 31, 2008 (such period, as it may be extended, the "Employment Period"), unless sooner terminated in accordance with the provisions of Section 4.

       2.	Title; Capacity. The Employee shall serve as Chief Executive
Officer of the Company's Rochester Division. The Employee shall be based at the Company's Rochester Division headquarters in San Francisco, California. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to the Employee by, the Board or such officer of the Company as may be designated by the Board of Directors of the Company (the "Board").

       The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to the Employee. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

       3.	Compensation and Benefits.

              3.1	Salary.  The Company shall pay the Employee, in periodic
installments in accordance with the Company's customary payroll practices, an annual base salary of $250,000 for the one-year period commencing on the Commencement Date. Such salary shall be subject to increase but not decrease thereafter as determined by the Board or a committee thereof in its discretion and shall in any case increase not less than 10% per annum over the previous year's salary (including for any partial year).


              3.2	Fringe Benefits.   The Employee shall be entitled to
participate in all bonus and benefit programs, if any, that the Company establishes and makes available to its senior executives to the extent that Employee's position, tenure, salary, age, health and other qualifications make him eligible to participate. The Employee shall be entitled to six weeks paid vacation per year, to be taken at such times as may be approved by the Board or its designee.

              3.3	Reimbursement of Expenses.  The Company shall reimburse the
Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the
Company from time to time.

              3.4	Automobile Allowance.  Employee shall be entitled to a car
allowance of seven hundred dollars ($700) per month.

              3.5	Stock Option.  On the Commencement Date, the Company shall
grant to the Employee an option to purchase one hundred thousand (100,000)
shares of the Company's common stock, par value $.01 per share ("Common
Stock"), under the Company's 1992 Stock Incentive Plan, as amended (the
"Plan"). Such option shall have an exercise price equal to the lower of the closing price of the Common Stock on the date of execution of the Asset
Purchase Agreement pursuant to which this Agreement is being executed or the date of execution hereof, at the Employee's option, and shall vest in three equal consecutive annual installments commencing on the first anniversary of the Commencement Date and in accordance with the vesting provisions of the
Plan.
              3.6	Withholding.  All salary, bonus and other compensation
payable to the Employee shall be subject to applicable withholding taxes.

       4.	Termination of Employment Period.  The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

              4.1	Expiration of the Employment Period;

              4.2	At the election of the Company, for Cause (as defined
below), immediately upon written notice by the Company to the Employee, which notice shall identify the Cause upon which the termination is based. For the purposes of this Section 4.2, "Cause" shall mean (a) (i) the Employee has engaged in habitual absenteeism to the point where it amounts to abandonment of his employment, or (ii) the Employee has engaged in dishonesty involving the Company or its assets or business, or (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony;

              4.3	Upon the death of the Employee;

              4.4	The Company may, upon not less than 30 days' prior written
notice, terminate Employee's employment for any reason other than pursuant to Sections 4.1, 4.2 or 4.3, provided that in the event that the Company terminates pursuant to this Section 4.4, the Employee shall be entitled to receive his full compensation and all benefits hereunder for the then remaining term of the Employment Period in accordance with Section 3 hereof.
In the event that, following such termination, the Company fails to pay any installment when due and such failure to pay is not cured within 30 days of receipt by the Company from the Employee of written notice of such failure to pay, the entire remaining balance due to Employee hereunder shall become immediately due and payable; provided, however, that, if the Company fails to pay any installment when due and receives a written notice thereof three (3) times in any one calendar year, then upon the fourth failure to pay an installment in such calendar year, the entire remaining balance due to Employee hereunder shall become immediately due and payable without a cure period.

       5.	Effect of Termination.

              5.1	At-Will Employment.  If the Employment Period expires
pursuant to Section 1 hereof, then, unless the Company notifies the Employee to the contrary, the Employee shall continue his employment on an at-will basis following the expiration of the Employment Period. Such at-will employment relationship may be terminated by either party at any time and shall not be governed by the terms of this Agreement.

              5.2	Payments Upon Termination.  In the event the Employee's
employment is terminated pursuant to Section 4.1, 4.2 or 4.3 or in the case of a voluntary termination by the Employee, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under
Section 3 through the last day of his actual employment by the Company.

              5.3	Survival.  The provisions of Sections 6 and 7 shall survive
the termination of this Agreement.

       6.	Non-Competition and Non-Solicitation.

              6.1	Restricted Activities.  While the Employee is employed by
the Company and for a period of three (3) years after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly anywhere in the world:

              (a)	Engage in any business or enterprise (whether as owner,
partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is engaged in the men's retail big and tall clothing business anywhere in the world; or

              (b)	Either alone or in association with others (i) solicit, or
permit any organization directly or indirectly controlled by the Employee to solicit, any employee of the Company to leave the employ of the Company, or
(ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Employee to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the term of the Employee's employment with the Company; provided, that this clause (ii) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of 12 months or longer.
              6.2	Extension.  If the Employee violates the provisions of
Section 6.1, the Employee shall continue to be bound by the restrictions set forth in Section 6.1 until a period of seven (7) years has expired without any violation of such provisions following the termination or cessation of Employee's employment with the Company.

              6.3	Interpretation.  If any restriction set forth in
Section 6.1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
              6.4	Equitable Remedies.  The restrictions contained in this
Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 6 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 6 and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

       7.	Proprietary Information and Developments.

              7.1	Proprietary Information.

              (a)	The Employee agrees that all information, whether or not in
writing, of a private, secret or confidential nature concerning the Company's business, business relationships or financial affairs (collectively,
"Proprietary Information") is and shall be the exclusive property of the
Company.  By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company.  The Employee will not disclose any Proprietary
Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without written approval by an officer of the
Company, either during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

              (b)	The Employee agrees that all files, letters, memoranda,
reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

              (c)	The Employee agrees that his obligation not to disclose or
to use information and materials of the types set forth in paragraphs (a) and
(b) above, and his obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee.

              7.2	Developments.

              (a)	The Employee will make full and prompt disclosure to the
Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

              (b)	The Employee agrees to assign and does hereby assign to the
Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications.  However, this paragraph (b) shall not apply to Developments which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Employee not during normal working hours, not on the Company's premises and not using the
Company's tools, devices, equipment or Proprietary Information.  The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph (b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.  The Employee also hereby waives all claims to moral rights in any
Developments.

              (c)	The Employee agrees to cooperate fully with the Company,
both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

              7.3	United States Government Obligations.  The Employee
acknowledges that the Company from time to time may have agreements with other parties or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all appropriate action necessary to discharge the obligations of the Company under such agreements.

              7.4	Equitable Remedies.  The restrictions contained in this
Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 7 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 7 and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

       8.	Other Agreements.  The Employee represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement). Any agreement to which the Employee is a party relating to nondisclosure, non-competition or non-solicitation of employees or customers is listed on Schedule A attached hereto.

       9.	Miscellaneous.

              9.1	Notices.  Any notices delivered under this Agreement shall
be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 9.1.

              9.2	Pronouns.  Whenever the context may require, any pronouns
used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

              9.3	Entire Agreement.  This Agreement constitutes the entire
agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

              9.4	Amendment.  This Agreement may be amended or modified only
by a written instrument executed by both the Company and the Employee.

              9.5	Governing Law.  This Agreement shall be governed by and
construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of California (or, if appropriate, a federal court located within California), and the Company and the Employee each consents to the jurisdiction of such a court.
The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

              9.6	Successors and Assigns.  This Agreement shall be binding
upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company's assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned by him. In the event the Company assigns its rights and obligations hereunder, the Company and its assignee shall have joint and several liability with respect to the Company's obligations hereunder.

              9.7	Waivers.  No delay or omission by the Company in exercising
any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

              9.8	Captions.  The captions of the sections of this Agreement
are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

              9.9	Severability.  In case any provision of this Agreement
shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

       THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.


[Remainder of Page Has Been Intentionally Left Blank]


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.
                                         CASUAL MALE RETAIL GROUP, INC.
                                         By:        /s/ David A. Levin
                                         Name:   David A. Levin
                                         Title:  President and Chief Executive
                                                 Officer


                                         EMPLOYEE
                                         /s/  Robert L. Sockolov
                                         Robert L. Sockolov



SCHEDULE A
Prior Agreements











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